CCB FINANCIAL CORPORATION
                1993 MANAGEMENT RECOGNITION PLAN
               FOR GRAHAM SAVINGS BANK, INC., SSB


     CCB Financial Corporation, a North Carolina bank holding company (hereinafter referred to as the "Corporation"), does herein set forth the terms of the 1993 Management Recognition Plan for Graham Savings Bank, Inc., SSB (hereinafter referred to as this "Plan") which was adopted by the Board of Directors (hereinafter referred to as the "Corporate Board") of the Corporation.

     1.   Purpose of this Plan.

          (a) The purpose of this Plan is to provide to directors and certain officers of certain of the Corporation's subsidiary corporations (hereinafter referred to as "Participants" or singularly, "Participant") an ownership interest in the Corporation, in consideration of their contributions to the management of the Corporation or any of its subsidiaries by making awards (hereinafter referred to as "Awards" or singularly, "Award") of shares of common stock, par value $5.00 per share, of the Corporation ("Common Stock"). The Corporate Board believes that participation in the ownership of the Corporation will induce Participants to continue to serve the Corporation or any of its subsidiaries as directors or officers and encourage them to contribute to the future growth and profits of the Corporation and its subsidiaries. In addition, the existence of this Plan will make it possible for the Corporation to attract capable individuals to serve as directors or officers of the Corporation and its subsidiaries.

          (b) This Plan was adopted in connection with the conversion of Graham Savings Bank, SSB from a North
Carolina-chartered mutual savings bank to a North
Carolina-chartered stock savings bank (hereinafter referred to as the "Bank") and the simultaneous acquisition of the Bank by the Corporation (the "Conversion") which acquired all of the stock of the Bank issued in connection with the Conversion.

     2.   Administration of this Plan.

          (a) This Plan shall be administered by the Compensation Committee of the Corporate Board (the "Committee"). The Committee shall have full power and authority to construe, interpret and administer this Plan. All actions, decisions, determinations, or interpretations of the Committee shall be final, conclusive, and binding upon all parties.

          (b) The Committee shall decide to whom Awards shall be made under this Plan except as provided in Subparagraphs 3(b) and 5(a) hereof, the number of shares of Common Stock subject to each Award except as provided in Subparagraph 5(a) hereof and such additional terms and conditions for Awards as the Committee shall deem appropriate, including, without limitation, any determinations as to the restrictions or conditions on transfer of shares of Common Stock that are necessary or appropriate to satisfy all applicable securities and banking laws, rules, regulations, and listing requirements.

          (c) The Committee may designate any officers or employees of the Corporation or of any of its subsidiaries to assist in the administration of this Plan. The Committee may authorize such individuals to execute documents on its behalf and may delegate to them such other ministerial and limited discretionary duties as the Committee may see fit.

     3.   Shares of Common Stock Available Under the Plan.

          (a) In connection with and simultaneously upon the Conversion, the Corporation shall provide funding to the Plan to acquire 41,888 shares of authorized but unissued Common Stock (the "Plan Shares"). The Plan Shares shall be delivered by the Committee pursuant to the terms of this Plan.

          (b) Upon acquisition of the Plan Shares as provided in Subparagraph (a) above, 41,888 of such shares (the "Allocated Plan Shares") shall be allocated as provided in Paragraph 5 hereof. If shares once allocated to a Participant are forfeited as provided in Paragraph 6 hereof, then such forfeited shares shall be retained by the Committee and they shall again be available for making additional Awards to Participants as provided in Paragraph 2 hereof.

          (c) The shares referred to in (i) the last sentence of Subparagraph (b) above and (ii) the last sentence of this Subparagraph (c) shall be treated collectively as a pool of shares available (hereinafter referred to as the "Available Shares") for making additional Awards to Participants as provided in Paragraph 2 hereof. With respect to Available Shares, if any such shares once allocated to a Participant are forfeited as provided in Paragraph 6 hereof, then such forfeited shares shall be available again for grants to Participants as provided in Paragraph 2 hereof.

     4. Eligibility. The Participants in this Plan to whom Awards may be made shall be the following: members of the Board of Directors of the Bank ("Subsidiary Board") and such officers of the Bank as may be designated by the Committee. Subsidiary Board shall include the advisory board of directors of the Graham, North Carolina branch office of the Corporation's subsidiary with which the Bank is merged or consolidated. Participants who are eligible to participate in the Plan by virtue of their membership on the Subsidiary Board are sometimes referred to hereinafter as "Board Participants." Participants who are eligible to participate in the Plan solely by virtue of their status as an officer of the Bank are sometimes referred to hereinafter as "Officer Participants."

     5.   Award of Allocated Plan Shares; Additional Awards.

          (a) Subject to the provisions of Paragraph 7 hereof, all of the Allocated Plan Shares shall be awarded to the following Participants in the number indicated opposite their respective names, based upon past service and future service of such individuals as members of the Subsidiary Board or the Advisory Board or as officers of the Bank:

          Name                     Number of Shares

          A. C. Motsinger                8,738
          Sarah G. Johnston              4,941
          F. C. Hall                     3,211
          William R. Sizemore            3,211
          J. Worth Rich                  3,211
          James R. Guthrie               2,095
          U. Dean Hall                   3,464
          Larry W. Sharpe                3,491
          Michael C. Motsinger           3,491
          Billie L. May                  3,491
          Cheryl F. Cook                 1,285
          Janice Kornegay                  699
          Patricia Moore                   140
          Vicki Sharp                      140
          Judy Hayes                       140
          Lynwood Brown                    140

                    TOTAL               41,888

          (b) The Available Shares shall be available for the making of additional Awards to Participants during the remaining term of this Plan, upon such terms and conditions as may be determined by the Committee.

     6.   Vesting of Shares.

          (a) Shares granted under this Plan shall vest and the right of a Participant to the shares shall be nonforfeitable in accordance with the following schedules:

               (i)  With respect to the Allocated Plan Shares:

     Date When Such Shares                   Percentage of Such
         Become Vested                         Shares Vested

     Effective Date of Plan                         20%
     First Anniversary of Effective Date            20%
     Second Anniversary of Effective Date           20%
     Third Anniversary of Effective Date            20%
     Fourth Anniversary of Effective Date           20%


              (ii) With respect to the Available Shares which may be made subject to an Award:

     Date When Such Shares                   Percentage of Such
         Become Vested                         Shares Vested

     Date of Award                                  20%
     First Anniversary of the date of Award         20%
     Second Anniversary of the date of Award        20%
     Third Anniversary of the date of Award         20%
     Fourth Anniversary of the date of Award        20%

          (b) In determining the number of shares vested under the above vesting schedules, a Participant shall not receive fractional shares. If the product resulting from multiplying the vested percentage times the allocated shares results in a fractional share, then a Participant's vested right shall be to the whole number of shares disregarding any fractional share.

          (c) In the event any Participant to whom shares are awarded under this Plan terminates membership on the Subsidiary Board or employment with the Corporation or any subsidiary of the Corporation for any reason, other than as provided in Subparagraphs 6(d) and 6(e) below, and such Participant does not have a 100% vested interest in his or her shares under this Plan, then any shares which are not vested, based upon the applicable schedule in Subparagraph (a) above, shall be forfeited and shall be available again for Awards to Participants as may be determined by the Committee.

          (d) In the event that the membership of a Board Participant on the Subsidiary Board should terminate because of such Board Participant's retirement, disability, or death or failure of the Corporation to elect a Board Participant for service as a member of the Subsidiary Board for other than Cause or if the employment of an Officer Participant should terminate because of such Officer Participant's retirement, disability, death, or unilateral action by the Holding Company for other than Cause, prior to the date when all shares allocated to him or her would be 100% vested in accordance with the applicable schedule in Subparagraph 6(a) above, then, notwithstanding the foregoing schedules in Subparagraph 6(a) above, all shares allocated to such Participant shall immediately become fully vested and nonforfeitable. For purposes of this Plan, the term "retirement" shall mean (i) with respect to Participants other than A. C. Motsinger, Sarah G. Johnston, and U. Dean Hall ("Executive Participants") who are employees of the Corporation or of any of its subsidiaries, (A) simultaneously with or subsequent to the termination of his or her employment under conditions which would constitute retirement under any tax qualified retirement plan maintained by the Corporation or by any of its subsidiaries or
(B) attaining age 65; (ii) with respect to Participants other than Executive Participants who are not employees of the Corporation or of any of its subsidiaries, at any time after attaining age 65 with the approval of the Committee; (iii) at the election of a Participant other than an Executive Participant, at any time after not less than five (5) years service as a member of the Subsidiary Board or the Board of Directors of Graham Savings Bank, SSB, such service being computed cumulatively for purposes of this clause (iii); or (iv) with respect to Executive Participants, termination of such Executive Participant's employment for any reason after September 30, 1997. For purposes of this Plan, the term "disability" shall (i) with respect to any Participant who is also an employee of the Corporation or of any of its subsidiaries, be defined in the same manner as such term is defined in
Section 22(e)(3) of the Internal Revenue Code of 1986, as amended, and (ii) with respect to any other Participant, as may be defined by the Committee from time to time, or as may be determined by the Committee at any time with respect to any individual Participant. For purposes of this Plan, the term "Cause" shall refer to (i) the commission of an act of fraud, embezzlement, theft or proven dishonesty, or any other illegal act or practice (whether or not resulting in criminal prosecution or conviction but excepting minor traffic and similar violations in the nature of a misdemeanor); or
(ii) the willful engaging in misconduct which is deemed by the Corporation, in good faith, to be materially injurious to the Corporation, monetarily or otherwise; or (iii) the conviction of a felony; or (iv) the willful and continued failure or habitual neglect to attend meetings of the Subsidiary Board (other than any failure or neglect caused by or resulting from disability); provided, however, that no act or failure to act shall be deemed to be "willful" unless done or omitted to be done not in good faith and without reasonable belief that such action or omission was in the best interest of the Corporation.

          (e) In the event of a "change in control" of the Corporation, then, notwithstanding the foregoing schedules in Subparagraph 6(a) above, all shares awarded to Participants shall immediately become fully vested. Written notice that a change in control has occurred shall be given by the Committee to each Participant. When used herein, the phrase "change in control" refers to (i) the acquisition by any person, group of persons or entity of the beneficial ownership or power to vote more than twenty (20%) percent of the Corporation's outstanding stock or
(ii) during any period of two (2) consecutive years, a change in the majority of the Corporate Board, unless the election of each new Director was approved by at least two-thirds of the Directors then still in office who were Directors at the beginning of the two
(2) year period.

     7.   Action Required of Participants.

          (a) Each Participant receiving an Award of shares under this Plan shall represent to and agree with the Corporation that such shares shall be transferable only if the proposed transfer shall be permissible under this Plan and if, in the opinion of counsel for the Corporation, such transfer shall at such time be in compliance with all applicable federal and state securities and banking laws and regulations.

          (b) Each Participant receiving an Award of shares under this Plan shall deliver to the Corporation a Restricted Stock
Agreement, substantially in the form attached hereto as Exhibit A, which shall be signed by such Participant.

     8.   Restriction.

          (a) Shares subject to an Award made under this Plan shall forthwith, after the making of the representations required by Paragraph 7 hereof, be allocated in the name of the Participant. Such Participant shall thereupon be a shareholder with respect to all such shares and shall have all the rights of a shareholder with respect to all such shares, including the right to vote such shares and to receive all dividends and other distributions (subject to the provisions of Subparagraph 8(b) below) paid with respect to such shares; provided, however, that such shares shall be subject to the restrictions hereinafter described and to possible forfeiture as previously described in Paragraph 6 hereof. The transfer agent for Common Stock shall be instructed to that effect with respect to such shares.

          (b) In the event that, as the result of a stock split or stock dividend or combination of shares or any other change or exchange for other securities by reclassification, reorganization, merger, consolidation, recapitalization, or otherwise, a Participant shall, as the owner of the shares subject to an Award made under this Plan and subject to the restrictions hereunder, be entitled to new or additional or different shares of Common Stock or other securities, all provisions of this Plan relating to vesting, restrictions and lapse of restrictions herein set forth shall thereupon be applicable to such new or additional or different shares or other securities to the extent applicable to the shares with respect to which they were distributed; provided, however, that if a Participant should receive rights, warrants or fractional interests in respect of any of such shares, such rights or warrants may be held, exercised, sold or otherwise disposed of, and such fractional interests may be settled, by such Participant free and clear of the restrictions herein set forth.

          (c) The restriction to which shares subject to an Award made under this Plan shall be subject is that if the directorship or employment of a Participant should be terminated for any reason during the "restricted period" (as defined in Subparagraph 10(b) hereof), except as otherwise specifically provided in Paragraph 6 hereof, the Participant's interest in the shares allocated under this Plan shall be forfeited as provided in the applicable schedule in Subparagraph 6(a) hereof.

          (d) The restrictions imposed on shares allocated under this Plan may at any time be modified, reduced, relaxed, or eliminated altogether as the Committee shall from time to time determine, if, in its discretion, the Committee considers such action to be in furtherance of the purposes of this Plan. Notice of any change in restrictions shall be given to Participants and the Corporation's transfer agent.

     9. Effect of Award on Status of Participant. The fact that an Award is made to a Participant under this Plan shall not confer on such Participant any right to continued service on the Board or on the Board of Directors of any of the subsidiaries of the Corporation, nor any right to continued employment with the Corporation or any of the subsidiaries of the Corporation; nor shall it limit the right of the Corporation or of any of the directors of the subsidiaries of the Corporation to remove such Participant from their respective boards, or to terminate the Participant's employment at any time.

    10. Voting Rights; Dividends; Other Distributions. A Participant shall have the full power to vote all of the shares in the Participant's name from time to time and shall be entitled to receive all cash dividends declared upon any such shares in the Participant's name from time to time. All shares of Common Stock or other securities, including but not limited to stock dividends, allocated in respect of such shares or in substitution thereof, whether by the Corporation or by another issuer, shall be subject to all terms and conditions of this Plan and shall be redelivered to a Participant or delivered as instructed by the Committee under the same circumstances as the shares with respect to, or in substitution for, which they were allocated; provided, however, that if a Participant should receive rights, warrants or fractional interests in respect of any of the shares in the Participant's name, such rights or warrants may be held, exercised, sold or otherwise disposed of, and such fractional interests may be settled, by such Participant free and clear of the restrictions herein set forth.

    11.   Adjustment Upon Changes in Capitalization; Dissolution or
Liquidation.

          (a) In the event of a change in the number of shares of Common Stock outstanding by reason of a reclassification, recapitalization, reorganization, merger, or consolidation, or other similar capital adjustment, merger or consolidation of the Corporation, or the sale by the Corporation of all or a substantial portion of its assets, or the occurrence of any other event which could affect the implementation of this Plan and the realization of its objectives, the Committee may make such adjustments in the terms, conditions, or restrictions of this Plan and in any Restricted Stock Agreement then in effect, as the Committee shall deem equitable and just.

          (b) The making of an Award under this Plan shall not affect in any way the right or power of the Corporation or its shareholders to make or authorize any adjustment, recapitalization, reorganization, or other change in the Corporation's capital structure or its business, or any merger or consolidation of the Corporation, or to issue bonds, debentures, preferred or other preference stock ahead of or affecting Common Stock or the rights thereof, or the dissolution or liquidation of the Corporation, or any sale or transfer of all or any part of the Corporation's assets or business.

    12.   Non-Transferability.

          (a) Any shares subject to an Award made under this Plan shall not be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of during the "restricted period". Nothing herein shall preclude a Participant from making a gift of any such shares to a spouse, child, stepchild, grandchild, parent or sibling, or legal dependent of such Participant, or to a trust of which the beneficiary or beneficiaries of the trust shall be either a person designated herein or such Participant; provided, however, that any such shares so given by a Participant shall remain subject to the restrictions, obligations and conditions set forth in this Plan. In addition, such shares may be tendered in response to a tender offer for or a request or invitation to tenders of greater than fifty (50%) percent of the outstanding Common Stock and may be surrendered in a merger, consolidation or share exchange involving the Corporation; provided, however, in each case, that except as otherwise provided herein, the securities or other consideration received in exchange therefor shall thereafter be subject to the restrictions and conditions set forth in this Plan.

          (b) The term "restricted period" with respect to shares subject to an Award made under this Plan shall be the period commencing on the date of making such Award of such shares to a Participant and ending on the date on which such shares are no longer registered under the Securities Act of 1933 or no longer subject to forfeiture as provided in Paragraph 6(a) hereof. The date of making an Award with respect to the Initial Plan Shares shall be the date of Conversion. The date of making an Award with respect to Available Shares shall be the date of execution by a Participant of a Restricted Stock Agreement in the form referred to in Subparagraph 7(b) hereof.

    13.   Tax.

          (a) With respect to each Award of Allocated Plan Shares, the Corporation shall make a cash payment to each Participant in an amount reasonably calculated to approximate the Participant's federal and state tax liability associated with such Award, but in no case shall this amount exceed 36% of the dollar value of the Award vesting in each tax year.

          (b) The Corporation or any of its subsidiaries shall have the right to deduct or otherwise effect a withholding of any amount required by federal or state laws to be withheld with respect to the making of an Award or the sale of shares acquired under this Plan in order for the Corporation or any of its subsidiaries to obtain a tax deduction otherwise available as a consequence of such Award or sale, as the case may be.

    14. Exculpation and Indemnification. In connection with this Plan, no member of the Committee shall be personally liable for any act or omission to act in his or her capacity as a member of the Committee, nor for any mistake in judgment made in good faith, unless arising out of, or resulting from, such person's own bad faith, gross negligence, willful misconduct, or criminal acts. To the extent permitted by applicable law and regulation, the Corporation shall indemnify and hold harmless the members of the Committee and each other officer or employee of the Corporation or of any of its subsidiaries to whom any duty or power relating to the administration or interpretation of this Plan may be assigned or delegated, from and against any and all liabilities (including any amount paid in settlement of a claim with the approval of the Committee) and any costs or expenses (including counsel fees) incurred by such persons arising out of or as a result of, any act or omission to act in connection with the performance of such person's duties, responsibilities, and obligations under this Plan, other than such liabilities, costs, and expenses as may arise out of, or result from, the bad faith, gross negligence, willful misconduct, or criminal acts of such persons.

    15. Amendment and Modification of this Plan. The Corporate Board may at any time, and from time to time, amend or modify this Plan (including the form of Restricted Stock Agreement) in any respect; provided, however, that no amendment or modification shall be made that increases the total number of Allocated Plan Shares covered by this Plan, changes the list of Participants or the number of Allocated Plan Shares allocated to each, or effects any change in the category of persons who may receive Awards of shares under this Plan. Any amendment or modification of this Plan shall not in any manner affect any Award of shares theretofore made to a Participant under this Plan without the consent of such Participant or the transferee in the event of the death of such Participant.

    16. Termination and Expiration of this Plan. This Plan may be abandoned, suspended, or terminated, in whole or in part, at any time by the Corporate Board; provided, however, that abandonment, suspension, or termination of this Plan shall not affect any Awards theretofore made under this Plan. Unless sooner terminated, this Plan shall terminate at the close of business on the day that is the tenth (10th) anniversary of the Conversion, or the next business day thereafter; and no Award of shares may be made under this Plan thereafter but such termination shall not effect any Award of shares theretofore made. In the event that the Board terminates this Plan in whole, any Available Shares that had not been allocated to eligible Participants together with any other trust assets, shall revert to the Corporation.

    17. Effective Date. This Plan has been adopted by the Corporate Board to be effective as of the date of the Conversion.

    18. Captions and Headings; Gender and Number. Captions and paragraph headings used herein are for convenience only, do not modify or affect the meaning of any provision herein, are not a part hereof, and shall not serve as a basis for interpretation or in construction of this Plan. As used herein, the masculine gender shall include the feminine and neuter, the singular number, the plural, and vice versa, whenever such meanings are appropriate.

    19. Expenses of Administration of Plan. All costs and expenses incurred in the operation and administration of this Plan shall be borne by the Corporation or by one of its subsidiaries.

    20. Governing Law. Without regard to the principles of conflicts of laws, the laws of the State of North Carolina shall govern and control the validity, interpretation, performance, and enforcement of this Plan.

     21. Inspection of Plan. A copy of this Plan, and any amendments thereto, shall be maintained by the Secretary of the Corporation and shall be shown to any proper person making inquiry about it.